Exhibit 99(d)(4)

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 28, 2017, by and between Novartis AG, a company organized under the laws of Switzerland (“Parent”) and [      ] (“Shareholder”).

RECITALS

A.                                    Parent and Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France (the “Company”) are entering into a Memorandum of Understanding of even date herewith (the “MoU”), pursuant to which, among other things, Parent is seeking to (i) acquire all the outstanding ordinary shares, nominal value of €0.10 per share, of the Company (the “Company Shares”), including Company Shares represented by American Depositary Shares (the “ADSs”), and Company Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Company Shares, pursuant to a cash tender offer and (ii) with respect to the Company Free Shares, implement the cash payment arrangement and the Free Share Liquidity Mechanism described in the MoU, each upon the terms and subject to the conditions set forth in the MoU.

B.                                    Shareholder is a holder of record and/or the beneficial owner of the Shareholder’s Subject Securities (as defined below) (as applicable).

C.                                    As a condition to the willingness of Parent to enter into the MoU and as an inducement in consideration therefor, Shareholder has agreed to enter into this Agreement and tender and vote Shareholder’s Subject Securities as described herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)                                 Capitalized terms used, but not defined, in this Agreement shall have the respective meanings assigned to those terms in the MoU.

(b)                                 Shareholder is deemed to “Own” or to have acquired “Ownership” of a security if Shareholder: (i) is the record owner of such security; or (ii) is the beneficial owner of such security.

(c)                                  “beneficial owner” means, with respect to any Company Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(d)                                 “Subject Securities” means, collectively, (i) all Company Shares or ADSs Owned by Shareholder as of the date of this Agreement; and (ii) all additional Company Shares or ADSs of which Shareholder acquires Ownership prior to the Offer Acceptance Time, including as a result of the exercise of Company Stock Options, or the exercise of Company Warrants or the vesting of Company Free Shares.

(e)                                  “Subsequent Offer” means a subsequent offering period provided for by Parent in accordance with Section 2.2.6 of the MoU.

SECTION 2. TRANSFER OF SUBJECT SECURITIES

(a)                                 Restriction on Transfer of Subject Securities.  Subject to Section 2(b), Shareholder shall not, directly or indirectly, (i) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Subject Securities or any interest in the Subject Securities, (ii) deposit the Subject Securities or any interest in the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Subject Securities or grant any proxy or power of attorney with respect thereto, (iii) tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer or any Subsequent Offer, or (iv) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Subject Securities (any such action in clause (i), (ii), (iii) or (iv) above, a “Transfer”).

(b)                                 Permitted Transfers.  Section 2(a) shall not prohibit a Transfer of Subject Securities by Shareholder (i) for the avoidance of doubt, to exercise any Company Share Option or any Company Warrant or enter into, or implement, the cash payment or the Free Share Liquidity Mechanism described in Section 2.5.2(a) and Section 2.5.2(b) of the MoU, respectively, (ii) if Shareholder is an individual, (x) to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or (y) upon the death of Shareholder to Shareholder’s heirs; (iii) if Shareholder is a limited partnership or limited liability company, to a partner or member of Shareholder, or (iv) if Shareholder is a corporation, to an Affiliate under common control with Shareholder; provided, however, that a Transfer referred to in clauses (ii) through (iv) of this sentence shall be permitted only if, as a condition precedent to the effectiveness of such Transfer, the transferee agrees in a writing reasonably satisfactory in form and substance to Parent, to be bound by the applicable terms of this Agreement.

SECTION 3. TENDER OF SUBJECT SECURITIES

(a)                                 Tender of Subject Securities.  Unless this Agreement shall have been terminated in accordance with its terms, Shareholder hereby agrees to tender the Subject Securities (other than any Company Free Shares that are not available for tender and may be subject to the cash payment and the Free Share Liquidity Mechanism described in Section 2.5.2(a) and Section 2.5.2(b) of the MoU, respectively) (collectively, the “Tender Shares”), or cause such Shareholder’s Tender Shares to be tendered, into the Offer pursuant to the terms of the Offer promptly following, and in any event no later than the tenth Business Day following the Commencement Date or if the Stockholder has not received the Offer Documents by such time, within two Business Days following receipt of such documents but in any event prior to the Expiration Date.

If Shareholder acquires Tender Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Shareholder shall tender or cause to be tendered such Tender Shares on or before the Expiration Date. If Shareholder acquires Tender Shares after the Expiration Date, unless this Agreement shall have been terminated in accordance with its terms, Shareholder shall tender or cause to be tendered such Tender Shares before the expiration of any Subsequent Offer. Unless this Agreement shall have been terminated in accordance with its terms, Shareholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer at any time.

(b)                                 Return of Subject Securities.  If the Offer is terminated or withdrawn, or the MoU is terminated prior to the purchase of the Subject Securities in the Offer, Parent shall promptly return, and shall cause any depository acting on behalf of Parent to return, all Subject Securities tendered by Shareholder in the Offer to Shareholder.

SECTION 4. VOTING OF SUBJECT SECURITIES

Unless this Agreement shall have been terminated in accordance with its terms, Shareholder hereby agrees that, at any meeting of the shareholders of the Company, however called, and in any action by shareholders of the Company other than at a meeting (including by written consent or by other written instrument, or otherwise), unless otherwise directed in writing by Parent, Shareholder shall cause the Subject Securities to be voted:

(a)                                 in favor of (i) the execution and delivery by the Company of the MoU, (ii) the approval of the MoU and the terms thereof, and (iii) the transactions contemplated by the MoU;

(b)                                 against any action or agreement that Shareholder knows would result in a breach of any representation, warranty, covenant or obligation of the Company in the MoU in a manner that would cause a failure of a condition to the Offer set forth in Section 7.2 of the MoU; and

(c)                                  against the following actions (other than the Offer, any Subsequent Offer and the other transactions contemplated by the MoU): (i) any Alternate Proposal; provided that for purposes of this clause (i), all references to “25%” in the definition of “Alternate Proposal” shall be replaced by “50%”, (ii) any amendment to the Company’s Organizational Documents, (iii) any change in the capitalization of the Company or the Company’s corporate structure, and (iv) any other action which would reasonably be expected to, or is intended to, impede, interfere with, materially delay, materially postpone, discourage or adversely affect the Offer or any of the other transactions contemplated by the MoU or this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Parent as follows:

(a)                                 Authority; Binding Nature of Agreement.  Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement, to perform his or her obligations hereunder, and to consummate the transactions contemplated hereby.  Assuming that Parent has validly and properly entered into this Agreement, this Agreement is a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject, as to enforcement, to the General Enforceability Exceptions.

(b)                                 Non-Contravention; Consents.

(i)                                     The execution by Shareholder of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, (x) will not conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Shareholder (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which Shareholder is a party or by which Shareholder or any of their respective assets is bound, (y) will not violate or conflict in any material respect with the Organizational Documents of Shareholder, if applicable, or (z) will not violate or conflict with any applicable Law, except, in each case, as have not and would not be reasonably expected to, individually or in the aggregate, interfere with Shareholder’s ability to perform in any material respect his, her or its obligations hereunder.

(ii)                                  No authorizations, waivers, consents, filings, registrations or approvals are required to be made by Shareholder with, or obtained by Shareholder from, any Relevant Authority in connection with the performance by Shareholder of its obligations hereunder, except where the failure to obtain such authorizations, waivers, consents, filings, registrations or approvals, individually or in the aggregate, would not interfere with Shareholder’s ability in any material respect to perform his, her or its obligations hereunder.

(c)                                  Title to Shares. As of the date of this Agreement, Shareholder Owns, free and clear of any Lien, and has good title to, the number of outstanding Company Shares and ADSs and the equity-based instruments giving the right to acquire Company Shares set forth in Exhibit A. With respect to Subject Securities not held of record by Shareholder, or for which Shareholder is not the beneficial owner, as of the date hereof, Shareholder will Own, immediately prior to the Offer Acceptance Time, free and clear of any Lien, and will have, as at such time, good title to, such Subject Securities.  Except as set forth in Exhibit A, Shareholder does not Own, as of the date of this Agreement, any share of capital stock or options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in with respect to any securities of the Company.

(d)                                 MoU. Shareholder and its representatives have reviewed and understand the terms of this Agreement and the MoU, and Shareholder has had the opportunity to consult with its counsel in connection with this Agreement. Shareholder understands and acknowledges that Parent is entering into the MoU in reliance upon Shareholder’s execution and delivery of this Agreement.

(e)                                  Financial Advisor. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission from Parent or the Company in connection with this Agreement based upon any arrangement or agreement made by or on behalf of Shareholder in Shareholder’s capacity as such.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Shareholder as follows:

(a)                                 Due Organization.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b)                                 Authority; Binding Nature of Agreement.  Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute and perform its obligations under this Agreement.  Assuming that Shareholder has validly and properly entered into this Agreement, this Agreement is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject, as to enforcement, to the General Enforceability Exceptions.

SECTION 7. COVENANTS OF SHAREHOLDER

(a)                                 Shareholder Information.  Shareholder hereby agrees to permit Parent to publish and disclose in the Offer Documents Shareholder’s identity and ownership of the Subject Securities and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.  Notwithstanding the foregoing, Parent may make any disclosures about Shareholder that Parent reasonably determines, after consultation with counsel, is required to be disclosed by applicable Law, court process or obligations pursuant to any listing agreement with any domestic or foreign national securities exchange or domestic or foreign national securities quotation system.

(b)                                 Further Assurances.  From time to time and without additional consideration, Shareholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments, and shall (at Parent’s sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. Shareholder shall not issue any press release or make any other public statement in its capacity as a shareholder of the Company with respect to this Agreement, the transactions contemplated hereby, the MoU, the Offer or the other transactions contemplated by the MoU without the prior written consent of Parent or unless required by applicable Law; provided, however, that nothing herein shall restrict Shareholder from consulting with its legal or financial advisors in connection with this Agreement, the MoU or the transactions contemplated hereby and thereby. If Shareholder acquires Ownership of any Company Shares or ADSs after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Shareholder shall deliver promptly to Parent written notice of such acquisition of Company Shares or ADSs, which notice shall state the number of Company Shares or ADSs so acquired.

(c)                                  Resignation.  Unless this Agreement shall have been terminated in accordance with its terms, Shareholder hereby expressly and irrevocably undertakes to deliver to the Company Board and to Parent, no later than two Business Days following the date on which the Company publicly announces the Company Board Recommendation subject to, and in accordance with Section 5.1(f) of the MoU, a resignation letter, in the form set out in Exhibit B, from his/her office as [member and chairman of the Company Board](1) / [member of the Company Board and directeur général of the Company](2) / [directeur général délégué of the Company](3) / [member of the Company Board](4), subject to [and with effect as from](5) the occurrence of the Offer Acceptance Time [and with effect as from the delisting of the Company from the NASDAQ](6) / [and, with respect to the position of chairman only, with effect as from the exact moment in time where the Company Board votes the resolution acknowledging the resignation of Shareholder from his/her office as chairman (and not as member) of the Company Board](7).

(d)                                 Co-Optation of New Members of the Company Board and Appointment of the new Chairman, the new Directeur Général and the new Directeurs Généraux Délégués.  Unless this Agreement shall have been terminated in accordance with its terms, Shareholder, in its capacity as a shareholder of the Company [and/or member [and/or chairman](8) of the Company Board, as the case may be,](9) hereby expressly and irrevocably undertakes to:

(i)                                     [convene a meeting of the Company Board as soon as practicable and no later than three days after the Offer Acceptance Time in order to (w) acknowledge the resignation of the members (and chairman) of the Company Board, of the Directeur Général of the Company and the Directeurs Généraux Délégués of the Company that will have resigned, (x) appoint as new members (by way of co-optation) and as chairman, as the case may be, of the Company Board, with immediate effect, the persons whose names will have been provided reasonably in advance of such convening by Parent (the “New Board Members”), (y) appoint as new Directeur Général of the Company, with immediate effect, the person whose name will have been provided reasonably in advance of such convening by Parent, and (z) appoint, upon proposal of the new Directeur Général, as the case may be, new Directeur(s) Général(ux) Délégué(s), with immediate effect;](10)

(ii)                                  [attend such meeting of the Company Board](11) / [attend the meeting of the Company Board to be convened as soon as practicable and no later than three days after the Offer Acceptance Time in order to (w)

(1)  Note to Draft: Include only for the chairman of the Company Board.

(2)  Note to Draft: Include only for the directeur général of the Company.

(3)  Note to Draft: Include only for the directeurs généraux délégués of the Company.

(4)  Note to Draft: Include only for board members other than the chairman and the directeur général.

(5)  Note to Draft: Include only for the five board members, the directeur général and the directeurs généraux délégués, that will resign on the Offer Acceptance Time.

(6)  Note to Draft: Include only for the two board members that will resign after the delisting of the Company from the NASDAQ.

(7)  Note to Draft: Include only for the chairman of the Company Board.

(8)  Note to Draft: Include only for the chairman of the Company Board.

(9)  Note to Draft: Do not include for the directeur général and the directeurs généraux délégués.

(10)  Note to Draft: Include only for the chairman of the Company Board.

(11)  Note to Draft: Include only for the chairman of the Company Board.

acknowledge the resignation of the members (and chairman) of the Company Board, of the Directeur Général of the Company and of the Directeurs Généraux Délégués of the Company that will have resigned, (x) appoint as new members (by way of co-optation) and as chairman, as the case may be, of the Company Board, with immediate effect, the persons whose names will have been provided reasonably in advance of such convening by Parent (the “New Board Members”), (y) appoint as new Directeur Général of the Company, with immediate effect, the person whose name will have been provided reasonably in advance of such convening by Parent, and (z) appoint, upon proposal of the new Directeur Général, as the case may be, new Directeur(s) Général(ux) Délégué(s), with immediate effect;](12);

(iii)                               [during such meeting of the Company Board, (x) acknowledge such resignation of the members (and chairman) of the Company Board, of the Directeur Général of the Company and of the Directeurs Généraux Délégués of the Company that will have resigned, and (y) approve such appointment of (a) the New Board Members as members (by way of co-optation) and, as the case may be, as chairman, of the Company Board, with immediate effect, (b) the new Directeur Général of the Company, with immediate effect, (c) the new Directeur(s) Général(ux) Délégué(s), as the case may be, of the Company, with immediate effect;](13) and

(iv)                              more generally, use all reasonable best efforts to ensure that, in any event, the New Board Members, the new Directeur Général of the Company and the new Directeur(s) Général(ux) Délégué(s) of the Company, as the case may be, are appointed as soon as possible after the Offer Acceptance Time.

SECTION 8. SHAREHOLDER CAPACITY

Notwithstanding anything to the contrary in this Agreement, except as set forth in Sections 7(c) and 7(d), the parties hereto acknowledge that (a) Shareholder is entering into this Agreement solely in her/his/its capacity as a record owner and/or beneficial owner of the Company Shares and/or ADSs and not in her/his/its capacity as a director, officer or employee of the Company (if applicable) or in her/his/its capacity as a trustee or fiduciary of any Company Benefit Plans (if applicable), and (b) nothing in this Agreement is intended to restrict or affect any action or inaction of Shareholder or any representative of Shareholder, as applicable, serving on the Company Board or on the board of directors (or similar body) of any Subsidiary of the Company or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.  In particular, the parties acknowledge and agree that, pursuant to this Agreement, (i) in no event will Shareholder be obligated, in her/his/its capacity as a director, to vote in favor of the Company Board Recommendation and (ii) following completion of the information and consultation of the Works Council, Shareholder will cast a vote, in her/his/its capacity as a director, to decide to (x) proceed with the transactions contemplated by the MoU or (y) not proceed with the transactions contemplated by the MoU and terminate the MoU in accordance with Section 8.2(e) of the MoU.

(12)  Note to Draft: Include only for the board member (not including the chairman) that will resign after the delisting of the Company from the NASDAQ.

(13)  Note to Draft: Include only for the chairman of the Company Board and for the board member that will resign after the delisting of the Company from the NASDAQ.

SECTION 9. MISCELLANEOUS

(a)                                 Termination.  This Agreement and the obligations of Shareholder pursuant to this Agreement shall terminate upon the earliest to occur of (i) the date the MoU shall have been validly terminated pursuant to its terms, (ii) the Offer Acceptance Time, (iii) the mutual written agreement of the parties hereto to terminate this Agreement or (iv) at the sole election of the Shareholder following any amendment of or modification to the MoU with respect to any terms of the closing conditions or any change to the MoU in either case that would have a materially adverse impact on Shareholder (such earliest date, the “Expiration Date”).  In the event of termination of this Agreement pursuant to this Section 9(a), this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that (x) Section 9 shall survive any such termination, and (y) no such termination will relieve any party hereto from any liability for any fraud or intentional breach (as defined in the MoU) of this Agreement occurring prior to such termination.

(b)                                 Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)                                  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever.  Subject to the immediately preceding provisions of this Section 9(c), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns.

(d)                                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including Exhibit A hereto) constitutes the entire agreement with respect to the subject matter hereof between the parties, and supersedes all other prior agreements, understandings and undertakings among the parties hereto or any of their Affiliates with respect to the subject matter hereof between the parties.  This Agreement is not intended to, and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(e)                                  Severability.  The terms and conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition shall not affect the validity or enforceability of the other terms or conditions hereof.  If any term or condition of this Agreement (or any portion thereof), or the application of any such term or condition (or any portion thereof) to any Person or any circumstance, is invalid or unenforceable, (i) a suitable provision shall be negotiated in good faith by the parties and substituted therefor in order to carry out, so far as may not affect the interests of the party or parties concerned, as applicable, be valid and enforceable, the intent and purpose of such invalid or unenforceable provision or portion thereof, and (ii) the remainder of this Agreement and the application of such term or condition to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term or condition, or the application thereof, in any other jurisdiction.

(f)                                   Headings; Interpretation.  The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  For the purposes of this Agreement:  (i) words (including capitalized terms defined herein) in the singular include the plural and vice versa as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import, unless otherwise expressly provided, refer to this this Agreement as a whole (including all Exhibits hereto) and not to any particular provision of this this Agreement, and “Section” and “Exhibit” references are to the Sections and Exhibit to this Agreement unless otherwise expressly provided, (iii) the word “including” and words of similar import when used in this this Agreement mean “including without limitation” unless otherwise expressly provided, (iv) all references to any period of days refer to the relevant number of calendar days unless otherwise expressly provided, (v) all Exhibits annex hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (vi) any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the respective meanings assigned to those terms in this Agreement, (vii) all references to any Person include the successors and permitted assigns of that Person and (viii) all references to “law”, “laws” or to a particular statute or law shall be deemed to include any applicable Law.

(g)                                  Expenses.  Except as otherwise expressly provided in the MoU, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(h)                                 Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party hereto for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by email (provided that written confirmation of receipt of email is issued to the sender of the notice), and a hard copy of such notice is also delivered by international courier service one Business Day after transmission to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to Parent:

Novartis AG

Postfach
CH-4002 Basel
Switzerland

Email: jonathan.emery@novartis.com

Attention: Head of M&A Legal

with a copy to (which shall not constitute a notice to Parent):

Shearman & Sterling LLP

599 Lexington Avenue
New York, New York 10022, United States of America

Email:            george.casey@shearman.com

gkarafotias@shearman.com

Attn:                    George A. Casey

George Karafotias

and

Shearman & Sterling LLP

7 Rue Jacques Bingen
75017 Paris, France
Email:            GIsautier@shearman.com

Attn:                    Guillaume Isautier

If to Shareholder, to the address set forth on the signature page hereto.

Any notice given by mail or international courier service shall be effective when delivered.  Any notice given by email after 17:00 (in the place of receipt) on a Business Day or on a day that is not a Business Day shall be deemed received on the following Business Day.

(i)                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(j)                                    Jurisdiction.  The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(h) shall be deemed effective service of process on such party.

(k)                                 Waiver; Specific Performance.

(i)                                     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(ii)                                  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, the Parties hereto agree that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 9(j), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank]

Parent and Shareholder have caused this Agreement to be executed as of the date first written above.

NOVARTIS AG

By:
Name:
Title:

By:
Name:
Title:

[Tender and Support Agreement]

[SHAREHOLDER]

Address:

[Tender and Support Agreement]

Exhibit A

[             ] Company Shares Owned as of the date of this Agreement

[             ] ADSs Owned as of the date of this Agreement

[             ] Company Free Shares

[             ] Company Share Options upon the exercise of which [             ] Company Shares would be issued

[             ] Company Warrants upon the exercise of which [             ] Company Shares would be issued

Exhibit B

[Name]

[Address]

[Date]

[Registered letter with acknowledgment of receipt] / [Fedex]

[GENEVA ADDRESS]

Attn. Board of directors

RE:                          Letter of resignation

Dear Madam / Sirs,

I hereby resign from my office(s) as [chairman and member of the board of directors (the “Company Board”)](14) / [member of the board of directors (the “Company Board”) and directeur général of the Company](15) / [directeur général délégué of the Company](16) / [member of the board of directors (the “Company Board”)](17) of [GENEVA], a French société anonyme having its registered office located at [             ] and registered with the Trade and Companies Registry of Bourg-en-Bresse under number [             ] (the “Company”), subject to [and with effect as from](18) the occurrence of the Offer Acceptance Time (as this term is defined in the Memorandum of Understanding entered into on [             ], 2017 between [NYON] and the Company) / [and with effect as from the delisting of the Company from the NASDAQ](19) / [and, with respect to the position of chairman only, with effect as from the exact moment in time where the Company Board votes the resolution acknowledging my resignation from my office as chairman (and not as member) of the Company Board](20).

(14)  Note to Draft: Include only for the chairman of the Company Board.

(15)  Note to Draft: Include only for the directeur général of the Company.

(16)  Note to Draft: Include only for the directeurs généraux délégués of the Company.

(17)  Note to Draft: Include only for the board members other than the chairman and the directeur général.

(18)  Note to Draft: Include only for the five board members, the directeur général and the directeurs généraux délégués that will resign on the Offer Acceptance Time.

(19)  Note to Draft: Include only for the two board members that will resign after the delisting of the Company from the NASDAQ.

(20)  Note to Draft: Include only for the chairman of the Company Board.

(21)  Note to Draft: Include only for the chairman of the Company Board.

(22)  Note to Draft: Include only for the directeur général of the Company.

I hereby acknowledge that I have no claim of any nature whatsoever against the Company arising out of my office(s) as [member and chairman(21) of the Company Board] / [member of the Company Board and directeur général of the Company](22) / [directeur général délégué of the Company](23) / [member of the Company Board](24) and confirm that, as a result of my resignation, I will not hold any position of director, directeur general, directeur général délégué, legal representative or member of any board or similar body of the Company or any of its subsidiaries.

Best regards,

[Shareholder]

(23)  Note to Draft: Include only for the directeurs généraux délégués of the Company.

(24)  Note to Draft: Include only for the board members other than the chairman and the directeur général.